Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 3, 2013 with respect to the audited consolidated financial statements of Arrow Midstream Holdings, LLC and subsidiaries for the years ended December 31, 2012 and 2011, included in the Current Report of Crestwood Midstream Partners, LP on Form 8-K dated October 17, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Crestwood Midstream Partners, LP on Form S-3 (File No. 333-185946, effective March 28, 2013) and on Form S-8 (File No. 333-178659, effective December 21, 2011).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

October 17, 2013